Subject to Completion Preliminary Term Sheet dated February 27, 2023	Filed Pursuant to Rule 433 Registration Statement No. 333-262557 (To Prospectus dated March 4, 2022 and Product Supplement EQUITY LIRN-1 dated July 18, 2022)
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	March , 2023 April , 2023 March , 2025
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM
◾     Maturity of approximately 2 years
◾     1-to-1 upside exposure to increases in the Index, subject to a capped return of 20.00%
◾     A positive return equal to the absolute value of the percentage decline in the level of the Index only if the Index does not decline by more than [14.00% to 20.00%] (e.g., if the negative return of the Index is -5.00%, you will receive a positive return of +5.00%)
◾     1-to-1 downside exposure to decreases in the Index beyond a [14.00% to 20.00%] decline, with up to [86.00% to 80.00%] of your principal at risk
◾     All payments occur at maturity and are subject to the credit risk of The Toronto-Dominion Bank
◾     No periodic interest payments
◾     In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
◾     Limited secondary market liquidity, with no exchange listing
◾     The notes are unsecured debt securities and are not savings accounts or insured deposits of TD. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Toronto-Dominion Bank (“TD”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-7 of product supplement EQUITY LIRN-1 and page 1 of the prospectus.
The initial estimated value of the notes at the time the terms of the notes are set on the pricing date is expected to be between $9.579 and $9.879 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-13 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this document, product supplement EQUITY LIRN-1 or the prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to TD	$ 9.80	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution (Conflicts of Interest)” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
March     , 2023

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Summary
The Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March  , 2025 (the “notes”) are our senior unsecured debt securities, Series E. The notes are not guaranteed or insured by the CDIC, the FDIC or any other governmental agency, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus) under the CDIC Act. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of TD. The notes provide you a 1-to-1 return, subject to a cap, if the Ending Value of the Market Measure, which is the MSCI® Emerging Markets IndexSM (the “Index”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the Index from the Starting Value to the Ending Value (e.g., if the negative return of the Index is -5.00%, you will receive a positive return of +5.00%). If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Index, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Threshold Value) are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing) and several factors, including selling concessions, discounts, commissions or fees expected to be paid in connection with the offering of the notes, the estimated profit that we expect to earn in connection with structuring the notes, estimated costs which we may incur in connection with the notes and the economic terms of certain related hedging arrangements as discussed further below and under “Structuring the Notes” on page TS-13.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. The initial estimated value of your notes on the pricing date will be less than their public offering price. The range of initial estimated values was determined by reference to our internal pricing models, which take into account a number of variables, typically including expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate which take into account a number of variables and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the initial estimated value of the notes and to have an adverse effect on the economic terms of the notes. For more information about the initial estimated value and the structuring of the notes, see the related discussion under “Risk Factors” and “Structuring the Notes” herein.
Terms of the Notes		Redemption Amount Determination
Issuer:	The Toronto-Dominion Bank (“TD”)
Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet.
On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit
Term:	Approximately 2 years
Market Measure:	The MSCI® Emerging Markets IndexSM (Bloomberg symbol: “MXEF”), a price return index
Starting Value:	The closing level of the Market Measure on the pricing date
Ending Value:
The average of the closing levels of the Market Measure on each calculation day occurring during the Maturity Valuation Period. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-27 of product supplement EQUITY LIRN-1.

Threshold Value:	[86.00% to 80.00%] of the Starting Value, rounded to two decimal places. The actual Threshold Value will be determined on the pricing date.
Participation Rate:	100%
Capped Value:	$12.00 per unit, which represents a return of 20.00% over the principal amount.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-13.
Calculation Agents:	BofA Securities, Inc. (“BofAS”) and TD, acting jointly.

Capped Notes with Absolute Return Buffer	TS-2

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY LIRN-1 dated July 18, 2022: http://www.sec.gov/Archives/edgar/data/0000947263/000114036122026207/brhc10039624_424b3.htm
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm

These documents, including this term sheet (together, the “Note Prospectus”), have been filed as part of a registration statement with the SEC and may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. In the event of any conflict the following hierarchy will govern: first, this term sheet; second, product supplement EQUITY LIRN-1; and last, the prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to TD.
To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.
Investor Considerations
You may wish to consider an investment in the notes if:
◾
You anticipate that the Index will either increase moderately from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

◾	You are willing to risk a substantial loss of principal if the Index decreases from the Starting Value to an Ending Value that is below the Threshold Value.
◾	You accept that the return on the notes will be capped.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo dividends and other distributions on, and other benefits of owning, the stocks included in the Index.
◾
You are willing to accept that a limited market or no market exists for sales of the notes prior to maturity, and understand that the market price for the notes in any secondary market may be adversely affected by various factors, including, but not limited to, our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes, as described on page TS-2.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾
You believe that the Index will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

◾	You seek 100% principal repayment or preservation of capital.
◾	You seek an uncapped return on your investment.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive dividends or other distributions paid on the stocks included in the Index.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to accept the credit risk of TD as issuer of the notes.
We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the notes.

Capped Notes with Absolute Return Buffer	TS-3

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Hypothetical Payout Profile
The graph below is based on hypothetical numbers and values.

Capped Notes with Absolute Return Buffer

40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
Notes Return at Maturity
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
Market Measure Movement

This graph reflects the returns on the notes, based on the Participation Rate of 100%, a Threshold Value of 83% of the Starting Value (the midpoint of the Threshold Value range of [86.00% to 80.00%] of the Starting Value) and the Capped Value of $12.00 per unit. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.
This graph has been prepared for purposes of illustration only. See the below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a hypothetical Threshold Value of 83, the Participation Rate of 100%, the Capped Value of $12.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual levels of the Index, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends or other distributions paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk. If TD, as issuer, becomes unable to meet its obligations as they become due, you could lose some or all of your investment.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.70	-83.00%
50.00	-50.00%	$6.70	-33.00%
70.00	-30.00%	$8.70	-13.00%
80.00	-20.00%	$9.70	-3.00%
83.00(1)	-17.00%	$11.70	17.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(2)	0.00%	$10.00	0.00%
102.00	2.00%	$10.20	2.00%
105.00	5.00%	$10.50	5.00%
110.00	10.00%	$11.00	10.00%
120.00	20.00%	$12.00(3)	20.00%
130.00	30.00%	$12.00	20.00%
140.00	40.00%	$12.00	20.00%
150.00	50.00%	$12.00	20.00%
200.00	100.00%	$12.00	20.00%
(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only and does not represent a likely actual Starting Value for the Market Measure.
(3)	Any positive return based on the appreciation of the Index cannot exceed the return represented by the Capped Value.

Capped Notes with Absolute Return Buffer	TS-4

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Redemption Amount Calculation Examples
Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	83.00
Ending Value:	50.00
Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	83.00
Ending Value:	95.00

Redemption Amount per unit. Since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Index.

Example 3
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	105.00
= $10.50 Redemption Amount per unit

Example 4
The Ending Value is 130.00, or 130.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	130.00
= $13.00, however, because any positive return based on the appreciation of the Index cannot exceed the return represented by the Capped Value, the Redemption Amount will be $12.00 per unit

Capped Notes with Absolute Return Buffer	TS-5

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Risk Factors
There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY LIRN-1 and page 1 of the prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the notes and the suitability of the notes in light of your particular circumstances before you invest in the notes.
Structure-Related Risks
◾	Depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾
Any positive return on the notes is limited. The notes provide for a positive return if the level of the Index increases or does not decrease by more than [14.00% to 20.00%]. However, any positive return on the notes based on the appreciation of the Index is limited to the return represented by the Capped Value and may be less than that of a comparable investment directly in the stocks included in the Index. In addition, the absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value will be [86.00% to 80.00%] of the Starting Value, any positive return due to the depreciation of the Index is limited to [14.00% to 20.00%] (the actual Threshold Value, and by extension, the cap on the positive return due to the depreciation of the Index, will be determined on the pricing date). Any decline in the Ending Value from the Starting Value by more than [14.00% to 20.00%] will result in a loss, rather than a positive return, on the notes. In contrast, for example, a short position in the Index (or the stocks included in the Index) would allow you to receive the full benefit of any decrease in the level of the Index (or the stocks included in the Index).

◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
Market Measure-Related Risks
◾	The Index sponsor may adjust the Index in a way that may adversely affect its level and your interests, and the Index sponsor has no obligation to consider your interests.
◾
You will have no rights of a holder of the securities included in the Index, or of a holder with a short position directly in the Index (or of the securities included in the Index), and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

◾
While we, MLPF&S, BofAS or our or their respective affiliates may from time to time own securities of companies included in the Index, none of us, MLPF&S, BofAS or our or their respective affiliates control any company included in the Index, and have not verified any disclosure made by any such company.

◾	Your return on the notes may be affected by factors affecting international securities markets, specifically markets in the countries represented by the Index.
◾	Exchange rate movements may adversely impact the value of, and return on, the notes.
Valuation- and Market-Related Risks
◾
The initial estimated value of your notes on the pricing date will be less than their public offering price. The difference between the public offering price of your notes and the initial estimated value of the notes reflects costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes (including, but not limited to, the hedging related charge, as further described under “Structuring the Notes” on page TS-13). Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the maturity date.

◾
The initial estimated value of your notes is based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions (including, but not limited to, the hedging related charge, as further described under “Structuring the Notes” on page TS-13), taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the notes is expected to increase the initial estimated value of the notes and have an adverse effect on the economic terms of the notes.

Capped Notes with Absolute Return Buffer	TS-6

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
◾
The initial estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS and MLPF&S. The initial estimated value of your notes when the terms of the notes are set on the pricing date is based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models, including those of BofAS and MLPF&S, and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in any secondary market. As a result, the secondary market price of your notes, if any, may be materially less than the initial estimated value of the notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.

◾
The initial estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of your notes, may be less than the initial estimated value of your notes and could result in a substantial loss to you. The initial estimated value of the notes will not be a prediction of the prices at which MLPF&S, BofAS, their or our respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes, secondary market prices of your notes will likely be less than the public offering price of your notes. As a result, the price at which MLPF&S, BofAS, their or our respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be less than the price you paid for your notes, and any sale prior to maturity could result in a substantial loss to you.

◾
A trading market is not expected to develop for the notes. None of us, any of our affiliates, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in shares of companies included in the Index), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

◾
There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS, as the determinations made by the calculation agents may be discretionary and could adversely affect any payment on the notes.

General Credit-Related Risks
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become unable to meet our financial obligations as they become due, you may lose some or all of your investment.

Tax-Related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain and, because of this uncertainty, there is a risk that the U.S. federal income tax consequences of the notes could differ materially and adversely from the treatment described below in “Supplemental Discussion of U.S. Federal Income Tax Consequences”, as described further in product supplement EQUITY LIRN-1 under “Material U.S. Federal Income Tax Consequences — Alternative Treatments”. You should consult your tax advisor as to the tax consequences of an investment in the notes and the potential alternative treatments.

◾
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion in product supplement EQUITY LIRN-1 under “Supplemental Discussion of Canadian Tax Consequences” and under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Capped Notes with Absolute Return Buffer	TS-7

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Additional Risk Factors
There are risks associated with emerging markets.
An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from emerging markets. Many of the issuers included in the Index are based in nations that are undergoing rapid institutional change, including the restructuring of economic, political, financial and legal systems.  The regulatory and tax environments in these nations may be subject to change without review or appeal and many emerging markets suffer from underdevelopment of their capital markets and their tax systems.  In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets and/or nationalization of their businesses.  It may be more difficult for an investor in these markets to monitor investments in these companies, because these companies may be subject to fewer disclosure requirements than companies in developed markets, and economic and financial data about some of these countries may be unreliable.
Additionally, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. In response to this, the Index sponsor announced that it removed a small number of companies from the Index. If in the future any existing constituent of the Index is designated as such a prohibited company, the value of such constituent may be adversely affected, perhaps significantly, which would adversely affect the performance of the Index. In addition, under these circumstances, the Index sponsor has publicly announced that it intends to remove any such constituent from the Index. Any changes to the composition of the Index in response to the executive orders described above may adversely affect the performance of the Index and the notes.

Other Terms of the Notes
Market Measure Business Day
The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY LIRN -1.
A “Market Measure Business Day” means a day on which:
(A)
each of the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, the Korea Stock Exchange and the Shanghai Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Index or any successor thereto is calculated and published.

Capped Notes with Absolute Return Buffer	TS-8

Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
The Index
All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources, which we have not independently verified. The information reflects the policies of, and is subject to change by, MSCI Inc. (the “Index sponsor” or “MSCI”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” beginning on page PS-30 of product supplement EQUITY LIRN-1. None of us, our affiliates, the calculation agents, MLPF&S or BofAS has independently verified the accuracy or completeness of any information obtained with respect to the Index nor accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index. None of the websites referenced in the Index description below, or any materials included in those websites, are incorporated by reference into this document, the product supplement EQUITY LIRN-1 or the prospectus.
The MSCI indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired the rights to license the MSCI indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI indices to MSCI, a Delaware corporation formed and operated jointly by Morgan Stanley and Capital International S.A. In 2004, MSCI acquired Barra, Inc., a provider of risk analytics, and firm-wide investment risk management systems and services and merged this with MSCI. In 2007, MSCI completed an initial public offering and was listed on the New York Stock Exchange, with Morgan Stanley retaining a controlling interest. In 2009, MSCI and Morgan Stanley fully separated. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.
All information regarding the index reflects the policies of, and is subject to change by, MSCI.
The MXEF offers a representation of emerging markets based on the following countries: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Kuwait, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and the United Arab Emirates. The MXEF covers approximately 85% of the free float-adjusted market capitalization in each country. It is based on the Global Investable Market Indices methodology which emphasizes index liquidity, investability and replicability. The MXEF has a base value of 100.00 and a base date of December 31, 1987.
The Country Indices
The components of each MSCI EM Constituent Country Index used to be selected by MSCI from among the universe of securities eligible for inclusion in the MSCI EM Constituent Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant MSCI EM Constituent Country Index are included) and (iii) meet certain other investability criteria. Following a change in MSCI’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level-so each MSCI EM Constituent Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion-but will still be subject to liquidity, foreign investment restrictions and other investability adjustments. MSCI defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the MSCI EM Constituent Country Indices
Each MSCI EM Constituent Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each MSCI EM Constituent Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant MSCI EM Constituent Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that MSCI EM Constituent Country Index. MSCI defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MXEF
The performance of the MXEF on any given day represents the weighted performance of all of the components included in all of the MSCI EM Constituent Country Indices. Each component in the MXEF is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the MSCI EM Constituent Country Indices.
Maintenance of and Changes to the MXEF
MSCI maintains the MXEF with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the MXEF, emphasis is also placed on continuity, continuous investability of constituents, replicability, index stability and low turnover in the MXEF.

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As part of the changes to MSCI’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
semi-annual reviews, which will occur each May and November and will involve a comprehensive reevaluation of the market, the universe of eligible securities and other factors involved in composing the MXEF;
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the MXEF); and
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.
Based on these reviews, additional components may be added, and current components may be removed, at any time. MSCI generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Prices and Exchange Rates
Prices
The prices used to calculate the MXEF are the official exchange closing prices or those figures accepted as such. MSCI reserves the right to use an alternative pricing source on any given day.
Exchange Rates
MSCI uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. MSCI uses WM / Reuters rates for all countries for which it provides indices.
In case WM / Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. MSCI independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if MSCI determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, MSCI may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.
The following graph shows the daily historical performance of the Index in the period from January 1, 2013 through February 24, 2023. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 24, 2023, the closing level of the Index was 971.87.
Historical Performance of the Index
This historical data on the Index is not necessarily indicative of the future performance of the Index or of what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the levels of the Index.

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Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
License Agreement
The MSCI indices are the exclusive property of MSCI. MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by TD. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Supplement to the Plan of Distribution (Conflicts of Interest)
Under our distribution agreement, we have appointed TDS, an affiliate of TD, and BofAS as agents for the sale of the notes. TDS will purchase the notes from us, and BofAS will purchase the notes from TDS, each at the public offering price less the indicated underwriting discount indicated on the cover hereof MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount indicated on the cover of this term sheet. Except as described below, BofAS and MLPF&S will offer the notes at the public offering price set forth on the cover page hereof. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the notes.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S, BofAS or our or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’ and BofAS’ (or such other entity’s) trading commissions and mark-ups or mark-downs. MLPF&S and BofAS (or such other entity) may act as principal or agent in these market-making transactions, but is not obligated to engage in any such transactions. At MLPF&S’ and BofAS’ discretion, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed TD’s initial estimated value of the notes for a short, undetermined initial period after the issuance of the notes. Notwithstanding the foregoing, any price offered by us, MLPF&S, BofAS or our or their affiliates for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our or their respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our or their respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
BofAS has informed us that, as of the date hereof, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’ estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than our initial estimated value of the notes.
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the notes will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell the notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding TD or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
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the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

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a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

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a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts, simplified employee pension plans, savings incentive match plan for employees and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

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Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Structuring the Notes
The notes are our senior unsecured debt securities, Series E, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. Our internal funding rate generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Therefore, due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Index and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS, MLPF&S or one of their affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MLPF&S, BofAS and one or more of our or their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the notes and the tenor of the hedging arrangements. The economic terms and initial estimated value of the notes depend, in part, on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors – Conflict-Related Risks” beginning on page PS-18 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY LIRN-1.

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Capped Notes with Absolute Return Buffer Linked to the MSCI® Emerging Markets IndexSM due March , 2025
Summary of Canadian Federal Income Tax Consequences
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion in product supplement EQUITY LIRN-1 under “Supplemental Discussion of Canadian Tax Consequences” and under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals (as that term is defined in the product supplement).
Supplemental Discussion of U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” beginning on page PS-42 of product supplement EQUITY LIRN-1 and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires notes upon initial issuance and holds its notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Market Measure. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above characterization. If your notes are so treated, upon the taxable disposition of a note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the note. Your tax basis in a note generally should equal your cost for the note. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page PS-45 of product supplement EQUITY LIRN-1. There may also be a risk that the IRS could assert that the notes should not give rise to long-term capital gain or loss because the notes offer, at least in part, short exposure to the Index.
Section 1297. We will not attempt to ascertain whether any stock included in the Index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the notes. You should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the notes.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.

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Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
Except to the extent otherwise required by law, TD intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement EQUITY LIRN-1, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to the Market Measure or any stock included in the Market Measure, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Market Measure, any stock included in the Market Measure or your notes, and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of the Market Measure or any stock included in the Market Measure or the notes. A non-U.S. holder that enters, or has entered, into other transactions in respect of the Market Measure or any stock included in the Market Measure or the notes should consult its tax advisor regarding the application of Section 871(m) of the Code to its notes in the context of its other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

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FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD and those of the issuers of the stocks included in the Index).
Where You Can Find More Information
We have filed a registration statement (including a product supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.
“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

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